Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE

between

U.S. BANCORP

and

WILMINGTON TRUST COMPANY,
as Trustee

DATED AS OF FEBRUARY 1, 2007

Supplement to Junior Subordinated Indenture dated as of April 28, 2005, as supplemented by that certain First Supplemental Indenture dated as of August 3, 2005 and that certain Second Supplemental Indenture dated as of December 29, 2005 and that certain Third Supplemental Indenture dated as of March 17, 2006 and that certain Fourth Supplemental Indenture dated as of April 12, 2006 and that certain Fifth Supplemental Indenture dated as of August 30, 2006

SIXTH SUPPLEMENTAL INDENTURE, dated as of February 1, 2007 (this “Supplemental Indenture”), among U.S. BANCORP, a Delaware corporation (hereinafter called the “Company”), having its principal office at 800 Nicollet Mall, Minneapolis, Minnesota 55402, WILMINGTON TRUST COMPANY, a Delaware banking corporation, as successor Trustee (hereinafter called the “Trustee”) and U.S. Bank National Association, as Securities Registrar and Paying Agent.

RECITALS

WHEREAS, the Company and Delaware Trust Company, National Association, a national banking association organized and existing under the laws of the United States of America, as original Trustee (hereinafter called the “Original Trustee”) have entered into that certain Junior Subordinated Indenture, dated as of April 28, 2005 (the “Base Indenture”), which was amended and supplemented by the First Supplemental Indenture, dated as of August 3, 2005 (the “First Supplemental Indenture”), which was further amended and supplemented by the Second Supplemental Indenture, dated as of December 29, 2005, among the Company, the Original Trustee and the Trustee (the “Second Supplemental Indenture”), which was further amended and supplemented by the Third Supplemental Indenture, dated as of March 17, 2006, (the “Third Supplemental Indenture”), which was further amended and supplemented by the Fourth Supplemental Indenture, dated as of April 12, 2006 (the “Fourth Supplemental Indenture”), and which was further amended and supplemented by the Fifth Supplemental Indenture, dated as of August 30, 2006 (the “Fifth Supplemental Indenture” and, together with the Junior Subordinated Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, and the Third Supplemental Indenture, the “Indenture”); providing for the issuance from time to time of Securities;

 WHEREAS, pursuant to Section 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture to be known as its 6.30% Income Capital Obligation NotesSM due February 15, 2067, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

 WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

SM  Income Capital Obligation Notes is a service mark of Merrill Lynch & Co., Inc.

ARTICLE I

DEFINITIONS

Section 1.1.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

Section 1.2  In addition, the following terms used in this Supplemental Indenture have the following respective meanings:

“APM Commencement Date” means, with respect to any Deferral Period, the earlier of (i) the Date on which the Company elects to pay any current interest on the ICONs, and (ii) the fifth anniversary of the commencement of such Deferral Period.

“APM Period” means, with respect to any Deferral Period, a period commencing on an APM Commencement Date and ending on the next Interest Payment Date on which the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of Deferred Interest, including Additional Interest thereon, on the ICONs.

“Bankruptcy Event” means any of the events set forth in Section 5.1(4), (5), (6) or (7) of the Indenture.

“Base Indenture” has the meaning set forth in the Declarations.

“Change in 1940 Act Law” means a change (including any announced proposed change) in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority.

“Company” has the meaning set forth in the Declarations.

“Current Stock Market Price” of the Common Stock on any date shall mean (a) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange or The Nasdaq National Market on which the Common Stock is traded or quoted, (b) if the Common Stock is not either listed on any U.S. securities exchange or quoted on The Nasdaq National Market on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (c) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company elects pursuant to Section 2.1(g) to defer all or part of any interest payable on such date and ending on the earlier of (a) the tenth anniversary of such Interest Payment Date and (b) the next Interest Payment Date on which the Company has paid all Deferred Interest (including Additional Interest thereon).

“Deferred Interest” means, as of any particular time, accrued interest that was not paid on the applicable Interest Payment Date or at any time thereafter.

“Eligible Equity” means (a) Qualifying Warrants and shares of the Company’s Common Stock (including treasury shares and shares of Common Stock sold pursuant to the Company’s dividend reinvestment plan and employee benefit plans) and/or (b) shares of the Company’s Perpetual Non-Cumulative Preferred Stock.

“Eligible Equity Proceeds” means, with respect to any Interest Payment Date, the net cash proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) received by the Company during the 180-day period prior to such Interest Payment Date from the sale or offering of any combination of Eligible Equity (subject to the Warrant and Common Stock Issuance Cap and the Preferred Stock Issuance Cap) to persons that are not Affiliates of the Company.

“First Supplemental Indenture” has the meaning set forth in the Declarations.

“FRB” means the Board of Governors of the Federal Reserve System.

“Guarantee” has the meaning set forth in Section 2.1(a).

“ICONs” has the meaning set forth in Section 2.1(a) hereof.

“Indenture” has the meaning set forth in the Declarations.

“Investment Company Event” means the receipt by the Company and the Trust of an opinion of an independent counsel experienced in matters relating to investment companies (which opinion shall not have been rescinded), to the effect that, as a result of any Change in 1940 Act Law, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Capital Securities.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a)           trading in securities generally on the New York Stock Exchange or any other national securities, futures or options exchange or over-the-counter market on which the Company’s Eligible Equity is then listed or traded shall have been suspended or the settlement of such trading activity generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Securities and Exchange Commission, by the relevant exchange or by another regulatory body or governmental authority having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of the Company’s Eligible Equity;

(b)           the Company would be required to obtain the consent or approval of the Company’s shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Eligible Equity, and the Company shall have failed to obtain that consent or approval notwithstanding the Company’s commercially reasonable efforts to obtain that consent or approval (including, without limitation, (1) failing to obtain the approval of the FRB for the issuance, offer and sale of Eligible Equity, if such approval is required by the FRB, after having notified the FRB of the commencement of the Deferral Period and sought such approval in accordance with Section 2.1(h)(iii) hereof or (2) failing to obtain approval of the FRB for the use of the proceeds of such issuance to pay Deferred Interest);

(c)           a banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in the Eligible Equity of the Company has been materially disrupted;

(d)           a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the Eligible Equity of the Company has been materially disrupted;

(e)           the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in the Eligible Equity of the Company has been materially disrupted;

(f)            there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, such that market trading in the Eligible Equity of the Company has been materially disrupted;

(g)           the Company reasonably believes that the offering document for the offer and sale of the Eligible Equity of the Company would not be in compliance with a rule or regulation of the Securities and Exchange Commission and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this subsection shall constitute a Market Disruption Event with respect to more than one Interest Payment Date; or

(h)           an event occurs and is continuing as a result of which the offering document for the offer and sale of the Company’s Eligible Equity would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (1) the disclosure of that event at the time the event occurs, in the Company’s reasonable judgment, would have a material adverse effect on the Company’s business or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate that transaction, provided that one or more events described in this subsection (c) shall not constitute a Market Disruption Event with respect to more than one Interest Payment Date.

“MDE Certification” means an Officer’s Certificate of the Company delivered in advance of an Interest Payment Date certifying that:

(a) a Market Disruption Event was existing after the immediately preceding Interest Payment Date; and

(b) either (1) the Market Disruption Event continued for the entire period from the Business Day after the immediately preceding Interest Payment Date to the Business Day immediately preceding the date on which such certification is provided or (2) the Market Disruption Event continued for only part of such period but the Company was unable after commercially reasonable efforts to raise sufficient Eligible Equity Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such MDE Certification is being delivered; and

identifying the type of Market Disruption Event that has occurred with respect to the applicable Interest Payment Date, and the date(s) on which such event occurred or existed.

“Original Trustee” has the meaning set forth in the Declarations.

“Pari Passu Securities” means (a) indebtedness (1) the terms of which provide that such indebtedness ranks equally with the Company’s 6.35% Income Capital Obligation Notes  underlying the trust preferred securities issued by USB Capital VIII, the Company’s Junior Subordinated Notes underlying the 6.189% Fixed-to-Floating Rate Normal Income Trust Securities issued by USB Capital IX, the Company’s 6.50% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital X, the Company’s 6.60% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital XI and the ICONs and (2) that qualifies as, or is issued to financing vehicles issuing securities that qualify as, Tier 1 capital of the Company at the time of issuance under the capital guidelines of the FRB; and (b) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (a)(2).

“Perpetual Non-Cumulative Preferred Stock” means shares of the Company’s perpetual non-cumulative preferred stock that (a) are subject to a replacement capital covenant similar to the Replacement Capital Covenant and/or (b) contain  provisions which would oblige the Company upon the occurrence of certain events to defer dividends.

“Preferred Stock Issuance Cap” has the meaning set forth in Section 2.1(h)(i).

“Qualifying Warrants” means net share settled warrants to purchase Common Stock that (a) have an exercise price per share greater than the Current Stock Market Price as of the date of issuance thereof and (b) the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to repurchase for cash in any circumstance.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of February 1, 2007, of the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof.

“Regulatory Capital Event” means the reasonable determination by the Company that, as a result of: (1) any amendment to, or change (including any announced prospective change) in, the laws or any applicable regulation of the United States or any political subdivision that is enacted or becomes effective after the initial issuance of the Capital Securities; or (2) any official or administrative pronouncement or action or judicial decision for interpreting or applying such laws or regulations, which is effective or announced on or after the initial issuance of the Capital Securities, there is more than an insubstantial risk of impairment of the Company’s ability to treat the Capital Securities (or any substantial portion thereof) as Tier 1 capital (or its then equivalent) for purposes of the capital adequacy guidelines of the FRB in effect and applicable to the Company.

“Second Supplemental Indenture” has the meaning set forth in the Declarations.

“Special Event” means a Tax Event, a Regulatory Capital Event or an Investment Company Event.

“Supplemental Indenture” has the meaning set forth in the Declarations.

“Tax Event” means the receipt by the Company or the Trust of an opinion of tax counsel (which may be the Company’s counsel or counsel of an Affiliate but not an employee and must be reasonably acceptable to the Property Trustee) experienced in tax matters stating that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority affecting taxation that is enacted or becomes effective after the initial issuance of the Capital Securities; or interpretation or application of such laws or regulations by any court, governmental agency or regulatory authority that is announced after the initial issuance of the Capital Securities, there is more than an insubstantial risk that (1) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to interest received or accrued on the ICONs; (2) interest payable by the Company on the ICONs is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company, for United States federal income tax purposes; or (3) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

“Third Supplemental Indenture” has the meaning set forth in the Declarations.

“Trust” has the meaning set forth in Section 2.1(a) hereof.

“Trust Agreement” has the meaning set forth in Section 2.1(a) hereof.

“Trustee” has the meaning set forth in the Declarations.

“Warrant and Common Stock Issuance Cap” has the meaning set forth in Section 2.1(h)(i).

ARTICLE II

 TERMS OF SERIES OF SECURITIES

Section 2.1.   Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a)  Designation. The Securities of this series shall be known and designated as the “6.30% Income Capital Obligation NotesSM due February 15, 2067” of the Company (the “ICONs”). The ICONs initially shall be issued to USB Capital XII, a Delaware statutory trust (the “Trust”).  The Trust Agreement for the Trust shall be the Amended and Restated Trust Agreement, dated as of February 1, 2007, among the Company, as Sponsor, Wilmington Trust Company, as Delaware Trustee and Property Trustee, and the Administrative Trustees named therein (the “Trust Agreement”).  The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of February 1, 2007 (the “Guarantee”), between the Company and Wilmington Trust Company, as Guarantee Trustee.

(b)  Aggregate Principal Amount.  The maximum aggregate principal amount of the ICONs which may be authenticated and delivered under the Indenture and this Supplemental Indenture is $576,000,000 (except for ICONs authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other ICONs pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.6 of the Indenture).

(c)  Denominations.  The ICONs will be issued only in fully registered form, and the authorized minimum denomination of the ICONs shall be $25 principal amount and any integral multiple thereof.

(d)  Maturity.  The principal amount of the ICONs shall be payable in full on February 15, 2067 subject to and in accordance with the provisions of the Indenture and this Supplemental Indenture.

(e) Rate of Interest.  The rate at which the ICONs shall bear interest will be 6.30% per annum; the date from which such interest shall accrue is February 1, 2007; the Interest Payment Dates (as defined in the Indenture) on which such interest shall be payable are February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2007.  Interest payments not paid when due will themselves accrue Additional Interest at the annual rate of 6.30% on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.

SM  Income Capital Obligation Notes is a service mark of Merrill Lynch & Co., Inc.

(f)  To Whom Interest Payable.  Interest will be payable to the person in whose name the ICONs are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that, interest payable on the Stated Maturity of the principal of the ICONs shall be paid to the Person to whom principal is paid.

(g)  Option to Defer Interest Payments.  Section 3.11 of the Indenture shall not apply to the ICONS, which shall be governed by the following provisions.

(i)            The Company shall have the right, at any time and from time to time prior to the Stated Maturity of the ICONs, to defer the payment of interest thereon for one or more Deferral Periods consisting of no more than 20 consecutive quarters without becoming subject to the obligations to issue Eligible Equity and pay Deferred Interest pursuant to Section 2.1(h) of this Supplemental Indenture. The Company shall also have the right, at any time and from time to time prior to the Stated Maturity of the ICONs, to defer payment of interest thereon for one or more Deferral Periods consisting of no more than 40 consecutive quarters without giving rise to an Event of Default under Section 2.1(i).   The Company may elect to so defer payment of interest by delivering to the Trustee written notice of such election at least ten and not more than 60 Business Days prior to the applicable Interest Payment Date.  Notwithstanding the foregoing, no Deferral Period shall extend beyond the Stated Maturity of the ICONs.

(ii)           During any Deferral Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock (which includes common and preferred stock), (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including the Company’s 6.35% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital VIII, the Company’s Junior Subordinated Notes underlying the 6.189% Fixed-to-Floating Rate Normal Income Trust Securities issued by USB Capital IX, the Company’s 6.50% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital X, the Company’s 6.60% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital XI)that rank pari passu with or junior in interest to the ICONs other than pro rata payments of accrued and unpaid interest on Pari Passu Securities except and to the extent the terms of any Pari Passu Securities would prohibit the Company from making such pro rata payment; or (3) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the ICONs other than pro rata payments of accrued and unpaid amounts on the Guarantee and any other Guarantees of the Company of debt securities of the Company’s subsidiaries that rank equally with Guarantee except and to the extent that terms of any such debt securities would prohibit from making such pro rata payment, other than in the case of each of clauses (1), (2) and (3):  (A) any dividends or distributions in additional shares of the Company’s capital stock (which includes common and preferred stock), (B) any payments under the Guarantee with respect to the Capital Securities and common securities of the Trust, (C) any declaration or payment of a dividend in connection with the implementation of a stockholders’ rights plan, or any issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, and (D) any purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company’s benefits plans for its directors, officers or employees.

(iii) Upon the payment of all Deferred Interest (including any Additional Interest thereon) then due on the ICONs (that has not been cancelled), the Company may elect to begin a new Deferral Period, which shall not extend beyond the Stated Maturity of the ICONs.  At the end of ten consecutive years of a Deferral Period, the Company shall pay all Deferred Interest (including Additional Interest thereon) on the ICONs to the extent permitted by applicable law, to the Persons in whose names the ICONs are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iv) Subject to Section 2.1(h)(vi), in the case of any Deferral Period that does not terminate on or prior to the first anniversary of the commencement of such Deferral Period, the restrictions set forth in Section 2.1(g)(ii) shall continue in effect in respect of any redemption, purchase or repurchase, acquisition or liquidation payment of the Company’s securities that rank pari passu with or junior in interest to the ICONs until the first anniversary of the termination of such Deferral Period.

(h)  Alternative Payment Mechanism; Payment of Deferred Interest.  With regard to each Interest Payment Date during any APM Period subsequent to the APM Commencement Date, except for any Interest Payment Date for which the Company has delivered a timely MDE Certification pursuant to Section 2.1(h)(ii) below or as otherwise provided below in this Section 2.1(h), the Company covenants to issue and sell on or immediately following an APM Commencement Date, Eligible Equity until the Company has raised an amount of Eligible Equity Proceeds at least equal to the aggregate amount of Deferred Interest (including Additional Interest thereon) on the ICONs that will be accrued and unpaid as of the next Interest Payment Date, and the Company shall apply such Eligible Equity Proceeds to pay such Deferred Interest on or before the next Interest Payment Date in accordance with Section 2.1(h)(iv) and, if applicable, Section 2.1(p) of this Supplemental Indenture.  Except as provided below in this Section 2.1(h), during any APM Period and on any date of redemption or repurchase, the Company covenants not to pay any Deferred Interest (including Additional Interest thereon) from any source other than Eligible Equity Proceeds.  For the avoidance of doubt, the Company may pay current interest at all times from any available funds.  If, due to a Market Disruption Event, the Company is able to raise some but not all, Eligible Equity Proceeds in respect of an Interest Payment Date, the Company will apply any available Eligible Equity Proceeds to pay Deferred Interest on or before the such Interest Payment Date; provided, however, that if the Company has outstanding securities in addition to the ICONs under which the Company is obligated to sell Eligible Equity and apply the net proceeds to the payment of Deferred Interest, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for the payment of Deferred Interest shall be applied to the ICONs and those other securities on a pro rata basis, or on such other basis as the FRB may approve.

(i)  The Company shall not be required to issue Eligible Equity pursuant to this Section 2.1(h) to the extent that:

(1) with respect to Deferred Interest attributable to the first 20 consecutive quarters of any Deferral Period (including Additional Interest thereon), the net proceeds of any issuance of Qualifying Warrants and shares of Common Stock applied to pay interest on the ICONs pursuant to this Section 2.1(h), together with the net proceeds of all prior issuances in connection with such Deferral Period of Qualifying Warrants or shares of Common Stock so applied, would exceed an aggregate amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the ten consecutive trading days ending on the fourth trading day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the most recent publicly available consolidated financial statements of the Company (the “Warrant and Common Stock Issuance Cap”); provided that once the Company reaches the Warrant and Common Stock Issuance Cap, the Company shall not be required to issue more Qualifying Warrants or Common Stock with respect to Deferred Interest attributable to the first twenty consecutive quarters of any Deferral Period (including Additional Interest thereon) even if the amount referred to in this clause (1) subsequently increases because of a subsequent increase in the sale price of Common Stock or the number of outstanding shares of Common Stock, or

(2) the net proceeds of any issuance of Perpetual Non-Cumulative Preferred Stock applied to pay interest on the ICONs pursuant to this Section 2.1(h), together with the net proceeds of all prior issuances of Perpetual Non-Cumulative Preferred Stock so applied, would exceed 25% of the aggregate principal amount of the ICONs initially issued under the Indenture (the “Preferred Stock Issuance Cap”).

(3) if the Company elects to satisfy its obligation to pay deferred interest pursuant to this Section 2.1(h) by issuing Qualifying Warrants, the Company will only do so if the total number of shares of Common Stock underlying such Qualifying Warrants applied to pay interest on the ICONs pursuant to this Section 2.1(h), together with the total number of shares of Common stock underlying all prior issuances of Qualifying Warrants so applied, does not exceed an amount equal to 15% of the total number of the Company’s issued and outstanding Common Stock as of the date of any proposed issuance.

(ii) On or after an APM Commencement Date during any Deferral Period, the Company shall have the right to defer payment of interest due on the next Interest Payment Date and not be subject to the requirements to issue Eligible Equity and apply Eligible Equity Proceeds to pay Deferred Interest pursuant to Section 2.1(h), if the Company shall have delivered to the Trustee an MDE Certification with respect to such Interest Payment Date no more than 20 Business Days and no less than ten Business Days in advance thereof, provided that the Company may not defer interest pursuant to this clause (ii) on or after the Stated Maturity or redemption of the ICONs, or if such deferral would result in the Company having failed to pay accrued interest in full on more than forty (40) consecutive Interest Payment Dates.

(iii) During any Deferral Period, the Company shall notify the FRB prior to or promptly after an APM Commencement Date and shall seek the approval of the FRB if and when required from time to time for the issuance, offer or sale of Eligible Equity and the application of the Eligible Equity Proceeds to pay Deferred Interest.  In the event the FRB shall have disapproved of the sale of Eligible Equity pursuant to this Section 2.1(h), the Company shall be permitted to pay Deferred Interest from any source.  In the event the FRB shall not disapprove of the sale of Eligible Equity, but shall have nonetheless disapproved of the use of the Eligible Equity Proceeds to pay Deferred Interest, the Company may use such Eligible Equity Proceeds for other purposes and shall be permitted to pay Deferred Interest from any source.

(iv)    To the extent that the Company applies Eligible Equity Proceeds to pay Deferred Interest pursuant to this Section 2.1(h), such Eligible Equity Proceeds shall be allocated first to payments of Deferred Interest (including Additional Interest thereon) in chronological order based on the date each such interest payment was first deferred.  The payment of interest from any other source shall be applied to current interest as notified to the Trustee prior to the applicable Interest Payment Date.  To the extent any payment made by the Company with respect to any Deferred Interest (including Additional Interest thereon) is insufficient to pay Deferred Interest (including Additional Interest thereon) in full, such payment shall be applied pro rata to the outstanding ICONs.

(v)  If on any date or for any period the Company pays interest on any class of Pari Passu Securities that is less than the full amount of accrued but unpaid interest, the Company shall make payments on all outstanding classes of Pari Passu Securities on the same date for the corresponding period on a pro rata basis (based on the total amount then due), except and to the extent the terms of any such Pari Passu Securities would prohibit the Company from making any such pro rata payment.

(vi)  If the Company engages in any transaction that is subject to Section 8.1 of the Indenture, where immediately after the consummation of such transaction more than 50% of the voting stock of the Person formed by such transaction, or the Person that is the surviving entity of such transaction, or the

Person to whom such properties and assets are conveyed, transferred or leased in such transaction, is owned by the shareholders of the other party to such transaction, then, with respect to any Deferral Period that is terminated on the earlier of (a) the second Interest Payment Date and (b) 90 days, in each case following the date of consummation of such transaction, Section 2.1(g)(iv) shall not apply.

(vii) At any time during a Deferral Period prior to an APM Commencement Date, the Company may elect to pay all or any portion of the Deferred Interest (including Additional Interest thereon), by notifying the Trustee in writing at least ten days prior to the proposed payment date of the amount of Deferred Interest proposed to be paid and of the proposed payment date, provided that the Company makes such payment of Deferred Interest pursuant to and in accordance with Section 2.1(h), provided further that prior to making any such payment of Deferred Interest (including Additional Interest thereon) the Company shall have deposited with the Trustee an amount of money from any source equal to the amount of current interest that will be accrued and payable on the next Interest Payment Date or shall make arrangements satisfactory to the Trustee for such deposit prior to such Interest Payment Date; such money when deposited to be held in trust for the benefit of the Persons entitled to such payment of current interest as provided herein.  For purposes of determining the APM Commencement Date with respect to the applicable Deferral Period, the date on which such written notice is given shall constitute the APM Commencement Date.

(i)  Events of Default.  (i) Solely for purposes of the ICONs, Section 5.1(1) of the Indenture shall be replaced by the following:

“(1)         default in the payment of interest, including any Additional Interest in respect thereof, in full on any ICONs for a period of 30 days after the conclusion of a period consisting of forty consecutive quarters commencing with the quarter following the earliest quarter for which interest has not been paid in full.”

(ii)           Solely for purposes of the ICONs, Section 5.2 of the Indenture shall be replaced by the following:

“If an Event of Default specified in Section 5.1(1) with respect to Securities of any series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series shall have the right to declare the principal amount of, and accrued interest (including any Additional Interest) on, all the ICONs to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that if the Trustee or the Holders of not less than 25% in principal amount of the Outstanding ICONs fail to declare the principal of, and accrued interest (including any Additional Interest) on, all the Securities of that series to be immediately due and payable, then the holders of at least 25% in aggregate liquidation amount of the corresponding series of Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of, and the accrued interest (including any Additional Interest) on, all the ICONs shall become immediately due and payable. Payment of principal and interest (including any Additional Interest) on the ICONs shall remain subordinated to the extent provided in Article XIII notwithstanding that such amount shall become immediately due and payable as herein provided. If an Event of Default specified in Section 5.1(4), (5), (6) or (7) with respect to the ICONs at the time Outstanding occurs, the principal amount of all the ICONs shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.”

(iii)          For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the ICONs or the holders of the Capital Securities under the Indenture, no breach by the Company of any covenant or obligation under the Indenture or the terms of the ICONs shall be an Event of Default (including, without limitation, the failure to comply with the provisions of Section 2.1(g) and Section 2.1(h) of this Supplemental Indenture), except those that are specifically identified as an Event of Default under the Indenture.

(j)  Location of Payment.  Payment of the principal of (and premium, if any) and interest on the ICONs will be made at the corporate trust office of the Paying Agent, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register. The office where the ICONs may be presented or surrendered for payment and the office where the ICONs may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the ICONs and the Indenture may be served shall be the corporate trust office of the Paying Agent.

(k)  Redemption.  The ICONs are redeemable at the option of the Company, subject to the terms and conditions of Article XI of the Indenture and subject to the Company having received prior approval from the FRB if then required under applicable capital guidelines or policies of the FRB, at 100% of their principal amount plus accrued and unpaid interest (1) in whole or in part, on one or more occasions at any time on or after February 15, 2012, or (2) in whole at any time if a Special Event has occurred and is continuing and the Company cannot cure the Special Event by some reasonable action, in which case the Company may redeem the ICONs within 90 days following the occurrence of the Special Event.

(l)  Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership.  Each Holder, by such Holder’s acceptance of the ICONs, consents to and agrees that if a

Bankruptcy Event shall occur prior to the redemption or repayment of the ICONs, such Holder shall have no claim for, and thus no right to receive, any Deferred Interest (including any Additional Interest thereon) to the extent it exceeds an amount equal to the Deferred Interest for the first eight quarters of the applicable Deferral Period (including Additional Interest on such eight quarter’s worth of Deferred Interest) on such Holder’s ICONs, and the obligation of the Company to pay any Deferred Interest exceeding such amount shall be permanently cancelled.

(m)  Sinking Fund.  The ICONs shall not be subject to any sinking fund or analogous provisions.

(n)  Forms.  The ICONs shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Trust Agreement shall be substantially in the form of Annex B attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Guarantee Agreement shall be substantially in the form of Annex C attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(o)  Subordination.  The subordination provisions of Article XIII of the Indenture shall apply; provided, however, that for the purposes of the ICONs (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior and Subordinated Debt” in the Indenture is hereby amended in its entirety to read as follows:

“‘Senior and Subordinated Debt’ means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company (including, for these purposes and without limitation, obligations associated with commodity contracts, interest rate and foreign exchange contracts, forward contracts related to mortgages and other derivative products), whether incurred on or prior to the date of this Indenture or thereafter incurred, provided, however, that Senior and Subordinated Debt shall not include Pari Passu Securities or the Company’s trade account payables and accrued liabilities arising in the ordinary course of business.”

(p) Special Record Date for the Payment of Deferred Interest.  The Company may elect to make a payment of any Deferred Interest on a date that is not an Interest Payment Date to the Persons in whose names the ICONs are registered at the close of business on a Special Record Date for the payment of such Deferred Interest, which shall be fixed in the following manner.  The Company shall notify the Trustee and the Paying Agent in writing of the amount of Deferred Interest proposed to be paid on the ICONs and the date of the proposed payment, and at the same time the Company shall deposit with the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Deferred Interest or shall make arrangements satisfactory to the Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Deferred Interest as provided herein.  Thereupon, the Trustee shall fix a Special Record Date for the payment of such Deferred Interest which shall be not more than 15 days and not less than ten days prior to the date of the proposed payment and not less than ten days after the receipt by the Trustee of the notice of the proposed payment.  The Trustee shall promptly notify the Company and the Paying Agent of such Special Record Date and, in the name and at the expense of the Company, the Paying Agent shall cause notice of the proposed payment of such Deferred Interest and the Special Record Date therefor to be mailed, first-class, postage prepaid, to each Holder of ICONs at the address of such Holder as it appears in the Securities Register not less than ten days prior to such Special Record Date.  Notice of the proposed payment of the Deferred Interest and the Special Record Date therefor having been mailed as aforesaid, such Deferred Interest shall be paid to the persons in whose names the ICONs are registered on such Special Record Date.

ARTICLE III

MISCELLANEOUS

Section 3.1.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

Section 3.2. The Article headings herein are for convenience only and shall not effect the construction hereof.

Section 3.3.  All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

 Section 3.4.  In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

 Section 3.5.  Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

 Section 3.6.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

 Section 3.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

U.S. BANCORP

		By:	/s/ Andrew Cecere
		Its:	Vice Chairman

Attest:

By	/s/ Laura Bednarski
Its	Assistant Secretary

WILMINGTON TRUST COMPANY,
as Trustee

		By:	/s/ Denise Geran
		Its:	Vice President

Attest:

By	/s/ Kristen L. Moore
Its	Senior Financial Services Officer

U.S. BANK NATIONAL ASSOCIATION,
as Securities Registrar and Paying Agent

		By:	/s/ Patrick Crowley
		Its:	Vice President

Annex A
Form of ICONS

U.S. BANCORP

6.30% Income Capital Obligations NotesSM due February 15, 2067

No. •

$

CUSIP No.   902973AR7

U.S. BANCORP, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Wilmington Trust Company, the Property Trustee of USB CAPITAL XII, or registered assigns, the principal sum of            dollars ($         ) on February 15, 2067.  The Company is authorized to direct payments to U.S. Bank National Association, in its capacity as paying agent under the Trust Agreement (as defined below), or any other paying agent appointed under the terms of the Trust Agreement.  The Company further promises to pay interest on said principal sum from February 1, 2007 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2007, at the rate of 6.30% per annum, until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum, compounded quarterly.  The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months.  The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month period and, for periods of less than a month, the actual number of days elapsed per 30-day month.  In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay).  A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Property Trustee or the principal offices of the Property Trustee under the Trust Agreement hereinafter referred to for USB CAPITAL XII, is closed for business.  The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security.  Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the

SM  Income Capital Obligation Notes is a service mark of Merrill Lynch & Co., Inc.

Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Securities of this series not fewer than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more full provided in said Indenture.

The Company shall have the right, at any time and from time to time prior to the Stated Maturity of this Security, to defer the payment of interest thereon for one or more Deferral Periods consisting of no more than 20 consecutive quarters without becoming subject to the obligations to issue Eligible Equity and pay Deferred Interest pursuant to Section 2.1(h) of the Sixth Supplemental Indenture. The Company shall also have the right, at any time and from time to time prior to the Stated Maturity of this Security, to defer payment of interest thereon for one or more Deferral Periods consisting of no more than 40 consecutive quarters without giving rise to an Event of Default.  The Company may elect to so defer payment of interest by delivering to the Trustee written notice of such election at least ten and not more than 60 Business Days prior to the applicable Interest Payment Date.  Notwithstanding the foregoing, no Deferral Period shall extend beyond the Stated Maturity of this Security.

During any Deferral Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock (which includes common and preferred stock), (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including the Company’s 6.35% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital VIII, the Company’s Junior Subordinated Notes underlying the 6.189% Fixed-to-Floating Rate Normal Income Trust Securities issued by USB Capital IX, the Company’s 6.50% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital X, the Company’s 6.60% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital XI)that rank pari passu with or junior in interest to the ICONs other than pro rata payment of accrued and unpaid interest on Pari Passu Securities except and to the extent the terms of any Pari Passu Securities would prohibit the Company from making such pro rata payment; or (3) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the ICONs other than pro rata payments of accrued and unpaid amounts on the guarantee and any other guarantees of the Company of debt securities of the Company’s subsidiaries that rank equally with guarantee except and to the extent that terms of any such debt securities would prohibit from making such pro rata payment, other than in the case of each of clauses (1), (2) and (3):  (A) any dividends or distributions in additional shares of the Company’s capital stock (which includes common and preferred stock), (B) any payments under the Guarantee with respect to the Capital Securities and common securities of the Trust, (C) any declaration or payment of a dividend in connection with the implementation of a stockholders’ rights plan, or any issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, and (D) any purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company’s benefits plans for its directors, officers or employees.

Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior and Subordinated Debt (as such definition is modified in the Fifth Supplemental Indenture with respect to this Security), and this Security is issued subject to the provisions of the Indenture with respect thereto.  Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.  Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior and Subordinated Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

U.S. BANCORP

By:
[SEAL]	Name:
Title:

Attest:

Assistant Secretary

Dated:  February 1, 2007

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of April 28, 2005, as supplemented by the First Supplemental Indenture, dated as of August 3, 2005, the Second Supplemental Indenture, dated as of December 29, 2005, the Third Supplemental Indenture, dated as of March 17, 2006, and the Fourth Supplemental Indenture, dated as of April 12, 2006, the Fifth Supplemental Indenture, dated as of August 30, 2006 and the Sixth Supplemental Indenture, dated as of February 1, 2007 (herein together called the “Indenture”), between the Company and Wilmington Trust Company (as successor to Delaware Trust Company, National Association), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $576,000,000, issuable on one or more occasions.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of  February 1, 2007 (the “Trust Agreement”), for USB CAPITAL XII, among U.S. Bancorp, as Sponsor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

The Company may at any time, at its option, on or after February 15, 2012 and subject to the terms and conditions of Article XI of the Indenture and Section 2.1(k) of the Sixth Supplemental Indenture, and subject to prior approval by the Board of Governors of the Federal Reserve System if then required, redeem this Security in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest including Additional Interest, if any, to the Redemption Date.

With regard to each Interest Payment Date during any APM Period (defined in the Sixth Supplemental Indenture) subsequent to the APM Commencement Date (defined in the Sixth Supplemental Indenture), except for any Interest Payment Date for which the Company has delivered a timely MDE Certification (defined in the Sixth Supplemental Indenture), subject to certain exceptions, the Company shall issue and sell on or immediately following an APM Commencement Date, Eligible Equity (defined in the Sixth Supplemental Indenture) until the Company has raised an amount of Eligible Equity Proceeds (defined in the Sixth Supplemental Indenture) at least equal to the aggregate amount of Deferred Interest (including Additional Interest thereon) on the Securities of this series that will be accrued and unpaid as of the next Interest Payment Date, and the Company shall apply such Eligible Equity Proceeds to pay such Deferred Interest on or before the next Interest Payment Date.  Subject to certain exceptions, during any APM Period, the Company shall not to pay Deferred Interest (including Additional Interest thereon) from any source other than Eligible Equity Proceeds.  If, due to a Market

Disruption Event, the Company is able to raise some but not all, Eligible Equity Proceeds in respect of an Interest Payment Date, the Company will apply any available Eligible Equity Proceeds to pay Deferred Interest on or before the such Interest Payment Date provided, however, that if the Company has outstanding securities in addition to the ICONs under which the Company is obligated to sell Eligible Equity and apply the net proceeds to the payment of Deferred Interest, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for the payment of Deferred Interest shall be applied to the ICONs and those other securities on a pro rata basis, or on such other basis as the FRB may approve.

Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or a Regulatory Capital Event in respect of a Trust, the Company may, at its option, at any time within 90 days of the occurrence of such Tax Event, Investment Company Event or Regulatory Capital Event redeem this Security, in whole but not in part, subject to the provisions of Article XI of the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company of certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series to be affected by such supplemental indenture.  The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of all series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holders of this Security and of any Security issued upon the registration and transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less that 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon an Event of Default under the Sixth Supplemental Indenture, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fails to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and

upon any such declaration the principal amount of and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture and Section 2.1(o) of the Sixth Supplemental Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and in any multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat the Trust as a grantor trust and beneficial owners of interests in the Trust as owning an undivided beneficial interest in the Security and to treat the Security as indebtedness for all United States federal, state and local tax purposes.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

This is one of the Securities referred to in the mentioned Indenture.

WILMINGTON TRUST COMPANY,
as Trustee

By:
Authorized Signatory

Dated:   February 1, 2007

Annex B
Trust Agreement

B-1

Annex C
Guarantee Agreement

C-1